Exhibit 99.1

ChineseInvestors.com Announces Investment in Breakwater MB, LLC a Cannabis-Focused Investment and Consulting Company

SAN GABRIEL, CA (March 29, 2017) - ChineseInvestors.com (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announced its investment in Breakwater MB, LLC, a cannabis-focused investment and consulting company. Building on the success that CIIX enjoyed through its investment in early-stage firm Medicine Man Technologies, the Company is pleased to announce another strategic investment in the cannabis industry.

Breakwater MB was formed by CIIX board member and former CFO Paul Dickman as a means to invest capital in and provide consulting services to private, cannabis-focused companies as they transition into the public market. The invested capital will primarily be used to cover the costs of becoming a publicly traded company, a strategy CIIX expects will provide significant investment appreciation and opportunity for liquidity. All opportunities will be evaluated by the investment committee comprised of CIIX CEO Warren Wang, Medicine Man Technologies (OTCQB: MDCL) CEO Andy Williams, and Paul Dickman, the CFO of Medicine Man and managing member of Breakwater MB.

“By focusing on these transitional phase investments, it’s our expectation that investors in Breakwater MB will enjoy significant capital appreciation in its investment due to the arbitrage in value between private and public companies, the growth through access to the capital markets, the firm’s expertise and established network, as well as short-term liquidity due to investing in newly formed publicly traded companies,” states Dickman.

According to a CB Insights report on Corporate Venture Capital (CVC), newly formed CVCs grew at 20% globally in 2016, with nearly half of CVC investments made in early-stage companies. By primarily focusing on the cannabis industry, the new venture is focused on the opportunity in one of the fastest growing industries in the United States.

“Given the dynamic state of the small company market in this space and the contacts that Breakwater MB already has in the cannabis industry, we expect to be able to see a great return on our capital and efforts through such investments,” continues Dickman. “I am thrilled to have an investor with great reputation and proven market expertise such as CIIX, and I believe having an individual with Mr. Wang’s experience on our investment committee will provide a tremendous value to the companies in which we invest.”

“With the gradual opening up of the cannabis industry in the U.S., the potential development of cannabis companies will be huge in the future. U.S. states will continue to issue cannabis licenses to applicants, while licensed cannabis stores will continue to have long queues of consumers. As a result, I believe that CIIX will recognize generous returns from this investment in a cannabis-focused investment and consulting company,” says Wang.

In addition, Mr. Wang stated, “Breakwater MB is managed by Mr. Dickman, who has extensive experience in the financial and capital markets. He served as the CFO of CIIX from July 2010 – October 2016 and has served as the CFO for companies in a variety of industries both domestically and abroad. As a licensed CPA since 2005, Mr. Dickman has successfully taken numerous companies through multiple fund raising transactions, including private placements of debt and equity and IPOs. Based on his rich experience in the financial market and unique investment vision, I am confident in this mutually beneficial cooperation.”

CIIX made an initial investment of $250,000 in Breakwater MB’s membership interest with the option of making an additional similar investment at CIIX’s election. Paul Dickman did not participate in the board’s decision for CIIX to invest in Breakwater MB securities.

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About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail and online sales of hemp-based CBD health products via its new website: www.ChineseCBDoil.com

For more information visit www.ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

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